Exhibit 10.12

LICENSE AND NON-COMPETITION AGREEMENT

     This LICENSE AND NON-COMPETITION AGREEMENT (this “Agreement”), made as of May 12, 2005, by and among BRESLER & REINER, INC., a Delaware corporation (“B&R”), MIDLANTIC OFFICE TRUST, INC., a Maryland corporation (“MDA”), and, solely for purposes of Sections 3, 5(c), 9 and 11, Charles S. Bresler, an individual residing in the state of Maryland, recites and provides as follows:

RECITALS

     A. MDA has been formed to invest in commercial office properties located in the Mid-Atlantic Region (as hereinafter defined) and will acquire substantially all of its initial properties from, and utilize the proprietary management techniques of, B&R.

     B. In furtherance thereof, B&R and MDA or their Subsidiaries (as hereinafter defined) are, or will become, parties to certain Purchase and Sale Agreements further described on Schedule A attached hereto, pursuant to which B&R will sell to MDA various commercial office properties (collectively, the “Properties”) located in the Mid-Atlantic Region (as hereinafter defined) for an aggregate purchase price of approximately $270.6 million (the “Purchase Agreements”).

     C. In addition, B&R and MDA or their Subsidiaries are, or will become, parties to a certain Assignment Agreement further described on Schedule B attached hereto, pursuant to which B&R assigns to MDA or one of its Subsidiaries its rights and interests (the “Purchase Rights”) in a certain purchase and sale agreement to acquire a certain commercial office property located in the Mid-Atlantic Region.

     D. MDA intends to file a registration statement on Form S-11 (the “Registration Statement”) with the Securities and Exchange Commission to register its common stock, par value $.01 per share (“Common Stock”), in connection with its proposed initial public offering (the “Initial Public Offering”).

     E. MDA intends to utilize the proceeds from its Initial Public Offering to, among other things, acquire the Properties from B&R and B&R will materially benefit from MDA’s acquisition of any of the Properties.

     F. In connection with the Initial Public Offering, acquisition of the Properties and assignment of the Purchase Rights, B&R agrees to (i) license to MDA certain intellectual property rights of B&R that MDA and its Subsidiaries will utilize in connection with their operations, (ii) not compete against MDA in the commercial office property sector within New Jersey, Pennsylvania, Delaware, Maryland, Virginia or Washington D.C. (the “Mid-Atlantic Region”), (iii) grant MDA certain rights to acquire additional properties owned by B&R and (iv) refer future opportunities to acquire additional properties in the Mid-Atlantic Region to MDA, in each case in accordance with, and subject to, the terms and conditions set forth herein.

     G. MDA will cause to be issued to B&R in consideration for the benefits and protections afforded hereunder and recited herein, long term incentive plan (“LTIP”) units that upon vesting and achieving parity with units in MDA’s operating partnership, Midlantic Partnership, LP, will be convertible into 2.0% of MDA’s outstanding shares of Common Stock, excluding the shares issuable upon exercise of such LTIP units and based upon the number of shares of Common Stock outstanding immediately following completion of the Initial Public Offering plus any shares issued by MDA within 30 days thereafter to cover over-allotments (the “Green Shoe”), if any, in accordance with the terms of the applicable underwriting agreement between the Company and Friedman, Billings, Ramsey & Co, Inc.

     H. Charles S. Bresler will receive substantial benefits, both directly and indirectly, upon the successful completion of the Initial Public Offering and MDA’s formation transactions contemplated in the Registration Statement and in connection therewith agrees to (i) not compete against MDA in the Mid-Atlantic Region and (ii) refer future investment opportunities to MDA for additional properties in the Mid-Atlantic Region, in each case in accordance with and subject to the terms and conditions hereof.

     I. B&R and Charles S. Bresler acknowledge and agree that MDA would not proceed with its Initial Public Offering or the acquisition of the Properties without the benefits and protections afforded MDA under the terms hereof.

AGREEMENT

     The parties, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein, intending to be legally bound, agree as set forth below:

     1. B&R’s Representations and Warranties B&R represents and warrants as follows:

          (a) Organization and Corporate Power. B&R is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in the State of Delaware and in each other jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary, except to the extent that the failure to so qualify or be in good standing would not reasonably be expected to have a material adverse effect on B&R’s business, financial condition, operations or its ability to perform its obligations under this Agreement. B&R has the corporate power and authority necessary to own and operate its properties, to conduct its business as conducted, and to perform its obligations under this Agreement.

          (b) Authority for Agreement. B&R has the corporate power and authority to enter into and perform its obligations under this Agreement. The board of directors of B&R has approved of this Agreement and the transactions contemplated hereby and has authorized the execution, delivery and performance of this Agreement. No other corporate proceedings on the part of B&R or any of its stockholders is, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by B&R and is a legal, valid and binding obligation of B&R, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally.

          (c) No Violation. The execution, delivery and performance by B&R of this Agreement, does not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the Certificate of Incorporation or Bylaws of B&R, as amended, or any resolution adopted by the board of directors or stockholders of B&R, or (y) any note, debt instrument, security agreement, mortgage or any other agreement or contract (collectively, “Contracts”) to which B&R is a party or by which it or its properties are bound, or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any government authority applicable to B&R; (ii) give any person or entity the right to exercise any remedy under any such Contract or cancel, terminate or modify any such Contracts; (iii) give any government authority or other person or entity the right to challenge any of the transactions contemplated by this Agreement; (iv) give any government authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by B&R or that otherwise relates to B&R’s business or to any of the assets or properties owned or used by B&R; or (v) result in the creation or imposition of any material pledge, lien, restriction or other encumbrance in favor of any person or entity. No notice to, filing with, or consent of, any person or entity is necessary in connection with the execution, delivery or performance by B&R of this Agreement other than such notices, filings or consents that have already been received, made or given, as the case may be.

     2. MDA’s Representations and Warranties MDA represents and warrants as follows:

          (a) Organization and Corporate Power. MDA is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is qualified to do business and in good standing in the State of Maryland and in each other jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary, except to the extent that the failure to so qualify or be in good standing would not reasonably be expected to have a material adverse effect on MDA’s business, financial condition, operations or its ability to perform its obligations under this Agreement. MDA has the corporate power and authority necessary to own and operate its properties, to conduct its business as conducted, and to perform its obligations under this Agreement.

          (b) Authority for Agreement. MDA has the corporate power and authority to enter into and perform its obligations under this Agreement. The board of directors of MDA has approved of this Agreement and the transactions contemplated hereby and has authorized the execution, delivery and performance of this Agreement. No other corporate proceedings on the part of MDA or any of its stockholders is, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by MDA and is a legal, valid and binding obligation of MDA, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally.

          (c) No Violation. The execution, delivery and performance by MDA of this Agreement, does not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the Certificate of Incorporation or Bylaws, as amended, of MDA or any resolution adopted by the board of directors or stockholders of MDA, or (y) any Contract to which MDA is a party or by which it or its properties are bound, or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any government authority applicable to MDA; (ii) give any person or entity the right to exercise any remedy under any such Contract or cancel, terminate or modify any such Contracts; (iii) give any government authority or other person or entity the right to challenge any of the transactions contemplated by this Agreement; (iv) give any government authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by MDA or that otherwise relates to MDA’s business or to any of the assets or properties owned or used by MDA; or (v) result in the creation or imposition of any material pledge, lien, restriction or other encumbrance in favor of any person or entity. No notice to, filing with, or consent of, any person or entity is necessary in connection with the execution, delivery or performance by MDA of this Agreement other than such notices, filings or consents that have already been received, made or given, as the case may be.

     3. Bresler Representations and Warranties Charles S. Bresler represents and warrants as follows:

          (a) Binding Agreement. This Agreement has been duly executed and delivered by him and is a legal, valid and binding obligation of his, enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally.

          (b) No Violation. The execution, delivery and performance by him of this Agreement, does not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any Contract or (y) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any government authority applicable to him; (ii) give any person or entity the right to exercise any remedy under any such Contract or cancel, terminate or modify any such Contracts; (iii) give any government authority or other person or entity the right to challenge any of the transactions contemplated by this Agreement; or (iv) result in the creation or imposition of any material pledge, lien, restriction or other encumbrance in favor of any person or entity. No notice to, filing with, or consent of, any person or entity is necessary in connection with the execution, delivery or performance by him of this Agreement other than such notices, filings or consents that have already been received, made or given, as the case may be.

     4. License

          (a) Grant. B&R hereby grants to MDA and to current and future subsidiaries (“Subsidiaries”) of MDA and their Affiliates (as hereinafter defined), the license to use, copy, modify, display, perform, make and distribute (with or without consideration), all to the extent applicable, any and all trade secrets, proprietary and confidential information or other intellectual property of B&R now in existence (including, without limitation, ideas, strategies, formulas, compositions, know-how, processes, copyright works, techniques, methods, plans, proposals, management guidelines, technical data, lease terms, investment objectives, underwriting criteria and lists and information regarding current and prospective tenants, property owners, lenders, property managers, leasing agents, service providers and suppliers) that relate to or that could benefit the business of identifying, acquiring, financing, renovating, owning, maintaining, managing, leasing or selling Target Properties (as hereinafter defined), including, without limitation, any of the foregoing that is explicitly or implicitly identified, referred to or referenced in the registration statement filed by MDA on Form S-11 with the Securities and Exchange Commission in connection with its Initial Public Offering, as such may be amended from time to time (collectively, the “Intellectual Property”).

          (b) Scope and Royalty. The license granted hereunder is paid-up and royalty free, perpetual, irrevocable and worldwide in scope and is also exclusive to MDA and its Subsidiaries and Affiliates within the Mid-Atlantic Region. MDA and its Subsidiaries and Affiliates may utilize the Intellectual Property in their sole discretion, both within and outside of the Mid-Atlantic Region. MDA and any of its Subsidiaries and Affiliates may sublicense to third parties any or all of their rights hereunder. Notwithstanding the foregoing, MDA and its Subsidiaries shall require any third party to whom it discloses or sublicenses any Intellectual Property to keep such Intellectual Property confidential to the maximum extent practicable under the circumstances.

          (c) Further License by B&R. B&R may not license the Intellectual Property to any third party or use the Intellectual Property for the benefit of others within the Mid-Atlantic Region without the prior written consent of MDA, which may be granted or denied in MDA’s sole discretion. Subject to Section 5, nothing contained in this Section 4 shall limit or restrict B&R from utilizing the Intellectual Property for its own benefit, including, but not limited to, with respect to the activities and properties described on Schedule C hereto and the Retained Target Properties (as hereinafter defined).

5. Non-Compete

          (a) Scope of B&R Non-Compete. Except as set forth on Schedule C attached hereto or unless waived in writing by MDA in its sole and absolute discretion following approval by a majority of MDA’s independent directors, B&R, on behalf of itself and on behalf of any of its Subsidiaries, agrees that it and its Subsidiaries, during the Term (as hereinafter defined), shall not, directly or indirectly, purchase, develop, lease, manage, own, control or otherwise invest in any building or series of buildings that (i) have, in any of the past three years, derived at least 50% of their gross rental revenue from commercial office rent or are reasonably expected (as determined in the reasonable discretion of MDA) to derive at least 50% of their gross rental revenue from commercial office rent presuming full occupancy (collectively, the “Target Properties”) and (ii) are located in the Mid-Atlantic Region. B&R shall be deemed to be in breach of the terms hereof if any Affiliate of B&R engages in conduct that would be in breach of the terms hereof had such conduct been undertaken directly by B&R. For purposes of this Agreement, (i) Affiliates shall mean any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the applicable person or entity, whether by contract, voting equity, legal right, court order or otherwise, and (ii) Term shall mean the period of time which is the later of (a) five years following the closing date of the Initial Public Offering or (b) such date as when B&R and MDA have had no common directors or officers for a period of 365 consecutive days.

          (b) Permitted Activities. MDA acknowledges and agrees that B&R and its Subsidiaries shall not be restricted from purchasing, developing, leasing, managing, owning or controlling any Target Properties located outside of the Mid-Atlantic Region, or from engaging or participating in any business or operations of any kind other than as described in clause (a) above, both within and outside of the Mid-Atlantic Region.

          (c) Scope of Charles S. Bresler Non-Compete. Except set forth on Schedule D attached hereto, with respect to MDA or B&R and their respective Subsidiaries, or unless waived in writing by MDA in its sole and absolute discretion following approval by a majority of MDA’s independent directors, Charles S. Bresler agrees that during the Term he shall not, directly or indirectly, purchase, develop, lease, manage, own or otherwise invest in any building or series of buildings in which he will have a controlling interest (namely the power to direct the management or policies of such venture or entity undertaking such activity, whether by contract, voting equity, legal right, court order or otherwise) and that (i) are Target Properties and (ii) are located in the Mid-Atlantic Region. Charles S. Bresler shall be deemed to be in breach of the terms hereof if any entity that he controls engages in conduct that would be in breach of the terms hereof had such conduct been undertaken directly by Charles S. Bresler.

     6. Right of First Offer

          (a) Notice of Intent to Sell. During the Term, prior to marketing or otherwise offering for sale, or soliciting any offer to buy, any of the properties described on Schedule E attached hereto or any right, title or interest therein (the “Retained Target Properties”), B&R shall offer to sell the Retained Target Properties to MDA (the “Right of First Offer”) by written notice to MDA containing the Basic Terms (as hereinafter defined) of such proposed sale (the “Offer Notice”). MDA may assign this Right of First Offer to any of its Subsidiaries.

          (b) Offer to Purchase. MDA shall have thirty (30) days after receipt of the Offer Notice to give written notice to B&R of its desire to purchase the applicable Retained Target Property for the Basic Terms stated in the Offer Notice (the “Offer”). Such notice will include a purchase and sale agreement prepared by MDA, containing the Basic Terms pursuant to which MDA would agree to purchase the applicable Retained Target Property (the “Offer Agreement”). Failure by MDA to give such written notice on a timely basis shall be deemed a waiver of the Right of First Offer.

          (c) Acceptance or Rejection of Offer.

                (i) B&R may reject the Offer and Offer Agreement if B&R delivers written notice to MDA within twenty (20) business days after the date of receipt of the Offer and Offer Agreement (the “Response Period”) stating in detail all of the reasons for such rejection (the “Rejection Notice”). The failure of B&R to deliver to MDA the Rejection Notice within the Response Period shall constitute an acceptance of the Offer and the terms and conditions of the

Offer Agreement and B&R shall be obligated to promptly execute the Offer Agreement and deliver the same to MDA.

                (ii) If B&R rejects the Offer, then MDA and B&R will negotiate in good faith for a period of not more than ten (10) business days after expiration of the Response Period, and attempt to agree upon Basic Terms and the form of the Offer Agreement that are mutually acceptable to both MDA and B&R. In the event that MDA and B&R, after negotiating in good faith, are unable to agree within such ten (10) business day period, MDA’s Right of First Offer shall be deemed satisfied, subject to clause (e) below.

                (iii) If B&R accepts the Offer, MDA will have an additional thirty (30) days to conduct due diligence. During said 30-day diligence period, if MDA determines, in its sole discretion, that the applicable Retained Target Property is unsuitable for its needs, MDA may elect not to execute and deliver the Offer Agreement and shall have no obligations thereafter in connection therewith. MDA shall provide B&R with prompt written notice of its decision to not accept the Offer. Should MDA elect to accept the Offer during such additional thirty (30) day period, MDA shall execute the Offer Agreement and deliver it to B&R, and the sale transaction shall be consummated in accordance with the terms of the Purchase Agreement.

          (d) Further Restrictions. If B&R and MDA are unable to reach an agreement within the time period set forth in clause (c)(ii) above, subject to Section 7 below, B&R shall be free to consummate a sale or transfer to any party for any consideration and upon any terms, so long as the consideration is equal to or more than the sales price stated in the Offer and all other “Basic Terms” of the sale or transfer are not materially more favorable to such party than the terms of the Offer and terms set forth in the final draft of the Offer Agreement delivered by MDA to B&R via email or otherwise during the period referred to in clause (c)(ii). “Basic Terms” means (i) purchase price (ii) the terms of any financing, (iii) closing costs and expenses, (iv) timing of due diligence review and closing, and (v) the terms of any representations, warranties and indemnification provisions.

          (e) Reinstatement. Following compliance with the procedures set forth above and MDA’s waiver of the Right of First Offer in accordance with the terms hereof, if B&R shall not have conveyed title to the applicable Retained Target Property on or before 180 days after the expiration of the Response Period, then the Right of First Offer contained herein shall be reinstated, and B&R shall be required to reoffer the applicable Retained Target Property to MDA in accordance with the terms and conditions of this Section 6 prior to undertaking any further marketing, offering or soliciting efforts with respect to the Retained Target Property.

          (f) Exceptions to Applicability. This Right of First Offer shall not apply to (i) conveyance of a security interest in the Retained Target Property to a mortgagee or (ii) transfer of the Retained Target Property or any interest therein to (a) a wholly-owned Subsidiary of B&R or (b) a successor to B&R by merger or consolidation of substantially all of the assets or stock of B&R and its Subsidiaries, in any case, provided that such Subsidiary or successor agrees in writing to be bound by the terms hereof.

     7. Right of First Refusal

          (a) Notice of Intent to Sell. During the Term, B&R covenants that it shall not sell, transfer or assign its right, title or interest in or to any of the Retained Target Properties (which, with respect to any single Retained Target Property, it shall only do in whole and not in part) to any party unless B&R (i) secures a bona fide written offer containing the Basic Terms for the applicable Retained Target Property from such party and (ii) by written notice (the “First Refusal Notice”) to MDA, offers to sell B&R’s right, title or interest in the applicable Retained Target Property to MDA upon the terms and conditions contained in such party’s offer or draft purchase agreement, a copy of which shall be delivered to MDA with the First Refusal Notice (collectively, the “Right of First Refusal”); provided, however, that B&R’s obligations under this Section 7 shall not apply with respect to any Retained Target Property during the period in which B&R is free to consummate a sale or transfer of such Retained Target Property following B&R’s compliance with the procedures set forth in Section 6 hereof. MDA may assign this Right of First Refusal to any of its Subsidiaries.

          (b) Response and Right to Sell. Within the thirty (30) day period following the date MDA receives the First Refusal Notice (the “Refusal Response Period”), MDA may, by delivering a written notice to B&R, elect to purchase B&R’s right, title and interest in the applicable Retained Target Property upon the terms and conditions contained in the third party’s offer, at a closing to take place at a date determined by MDA within thirty (30) days after the date the closing with such third party would otherwise have occurred; provided, however, if B&R has already complied with the Right of First Offer procedures set forth in Section 6 and would otherwise be entitled to sell the applicable Retained Target Property in accordance with Section 6(d), the thirty (30) day period set forth above shall be reduced to a ten (10) day period. If MDA shall fail to elect to purchase such right, title or interest within the Refusal Response Period, B&R shall be free to sell, assign or transfer its entire right, title or interest in the applicable Retained Target Property to the party who made the original offer or the direct assignee of such party at any time within the period specified in such original offer, which shall not exceed 180 days from the date of such original offer, or, if no such period is so specified, within 180 days from the date of such original offer, but not otherwise; provided, however, such sale, assignment or transfer may only occur if the consideration is equal to or more than the sales price stated in the First Refusal Notice and all other Basic Terms of the sale, assignment or transfer are no more favorable to the party who made the original offer than the terms that were offered to MDA pursuant to the First Refusal Notice.

          (c) Reinstatement. Following compliance with the procedures set forth above and MDA’s election not to purchase the applicable Retained Target Property pursuant to the Right of First Refusal, if B&R shall not have conveyed title to the applicable Retained Target Property on or before the applicable 180 day period set forth in clause (b) above, then the Right of First Refusal contained herein shall be reinstated, and B&R shall be required to reoffer to sell the applicable Retained Target Property to MDA in accordance with the terms and conditions of this Section 7 prior to selling, transferring or assigning its right, title or interest in the applicable Retained Target Property to any third party.

          (d) Exceptions to Applicability. This Right of First Refusal shall not apply to (i) conveyance of a security interest in the Retained Target Property to a mortgagee or (ii)

transfer of the Retained Target Property to (a) a wholly-owned Subsidiary of B&R or (b) a successor to B&R by merger or consolidation of substantially all of the assets or stock of B&R and its Subsidiaries, in any case, provided that such Subsidiary or successor agrees in writing to be bound by the terms hereof.

     8. Option to Purchase Retained Target Properties

          (a) Option. B&R hereby grants and conveys to MDA the exclusive right and option (the “Option”) to purchase any or all of the Retained Target Properties from B&R during the Term at the purchase price (as determined below) and upon the other terms and conditions hereinafter set forth; provided, however, nothing contained in this Section 8 shall restrict B&R from selling or otherwise transferring its interest in any Retained Target Property provided that B&R complies with Sections 6 and 7 hereof. MDA may exercise the Option during the Term by giving B&R written notice thereof. Upon such date (the “Exercise Date”) that MDA delivers written notice of the exercise of the Option to B&R, B&R agrees to sell and, subject to clause (c) below, MDA agrees to purchase, upon the terms and conditions set forth herein, the real estate, more particularly described on Schedule E attached hereto. B&R and MDA agree that they will use commercially reasonable efforts to assure that the closing for such purchase and sale will occur within a reasonable period of time after the Exercise Date. MDA may assign this Option to any of its Subsidiaries.

          (b) Purchase Price of Retained Target Property.

                (i) The purchase price of any Retained Target Property subject to the Option shall be the price determined, if possible, by negotiation between MDA and B&R within 10 days following the Exercise Date, during which time MDA and B&R agree to negotiate in good faith to establish a mutually agreeable purchase price. If MDA and B&R are unable to agree upon a purchase price in accordance with the prior sentence, the purchase price for the applicable Retained Target Property shall be its appraised price as determined in accordance with the remaining provisions hereof. First, MDA shall elect an appraiser within ten (10) days following the Exercise Date, which shall be an M.A.I. appraiser that does not have any relationship or affiliation with MDA (the “First Appraiser”). The First Appraiser shall appraise the Retained Target Property and submit to both MDA and B&R its written appraisal of the fair market value of the Retained Target Property, determined on the basis of an arm’s length sale for cash by an informed and willing buyer (under no compulsion to sell) to an informed and willing purchaser (under no compulsion to purchase) as of the date of completion of the appraisal (the “Determination Date”) in writing within thirty (30) days after the Determination Date.

                (ii) If B&R agrees with the fair market value so determined, such value shall be the appraised value of the Retained Target Property (the “Appraised Value”). If B&R does not deliver to MDA its written notice of objection to the appraisal within ten (10) days of receipt of same, B&R shall be deemed to have approved the appraisal. If B&R does, within ten (10) days after receipt of such appraisal, give written notice of its objection to MDA as to the fair market value as determined by such appraisal, then the B&R shall also, within such ten (10) days, select its own appraiser (the “Second Appraiser”) who shall be an M.A.I. appraiser who does not have any relationship or affiliation with the B&R, and the Second Appraiser shall determine the fair market value of the Retained Target Property on the same basis as described in

Section 8(b)(i) and submit its appraisal in writing, including its determination of the fair market value, to both the MDA and the B&R within thirty (30) days after written objection notice is given by the B&R to the MDA objecting to the First Appraisal.

                (iii) If the higher of the two fair market values determined by the First Appraiser and Second Appraiser is equal to or less than one hundred and ten percent (110%) of the lower of such fair market values, the Appraised Value shall be the mean average of the two fair market values so determined. If the higher of such fair market values is greater than one hundred and ten percent (110%) of the lower of such fair market values, the two appraisers shall designate a third appraiser (by the drawing of lots, if they are unable to agree) (the “Third Appraiser”) who does not have any relationship or affiliation with either MDA or B&R. The Third Appraiser (which shall not be informed of the results of the prior determinations) shall independently determine the fair market value of the Retained Target Property on the same basis as described in Section 8(b)(i) within thirty (30) days after its appointment and the Appraised Value shall be the average of the fair market value as determined by the Third Appraiser and the fair market value as determined by whichever of the First Appraiser and the Second Appraiser is closest to the fair market value determined by the Third Appraiser.

          (c) In the event that MDA, in its sole discretion, determines that it does not want to acquire the applicable Retained Target Property at the purchase price as determined by appraisal after it is finally determined in accordance with clause (b) above, MDA shall inform B&R in writing of such determination within ten (10) days following the final determination of the purchase price as determined by appraisal in accordance with the procedures described above. In such event, MDA shall have not further obligation to purchase the applicable Retained Target Property but shall forfeit the Option to purchase the applicable Retained Target Property during the Term pursuant to this Section 8.

     9. Notice of Opportunity

          In the event any executive officer of B&R, or Charles S. Bresler in his individual capacity, becomes aware of any Target Properties, or other properties that any of them reasonably expect may derive at least 50% of their gross rental revenue from commercial office rent, that are located in the Mid-Atlantic Region during the Term and that are available for sale or with respect to which an investment becomes available, B&R or Charles S. Bresler, as the case may be, shall promptly inform MDA of such fact in writing addressed to such person or persons as MDA may designate in writing from time to time.

     10. Effective Time of Agreement and Definition of Term

          (a) Effective Time. MDA shall cause to be issued to B&R, and this Agreement shall become effective when, and only when, MDA causes to be issued to B&R, LTIP units that upon vesting and achieving parity with units in MDA’s operating partnership, Midlantic Partnership, LP, will be convertible into 2.0% of MDA’s outstanding shares of Common Stock based upon the number of shares of Common Stock outstanding immediately following completion of the Initial Public Offering, assuming B&R redeems the LTIP units in accordance with the terms of Midlantic Partnership, LP’s partnership agreement and Midlantic Parnership, LP or MDA, as the case may be, elects to issue shares of Common Stock to B&R rather than cash upon the happening of such event (it being understood and agreed that cash may be provided instead of Common Stock upon any such redemption in accordance with the terms of the partnership agreement). In the event of the completion of a Green Shoe, this Agreement shall only remain effective if MDA causes to be issued to B&R such additional LTIP Units that upon vesting and achieving parity with units in MDA’s operating partnership, B&R shall own LTIP Units convertible (as described in the preceding sentence) into 2.0% of the number of shares of MDA’s Common Stock outstanding immediately following completion of the Initial Public Offering plus the number of shares of MDA’s Common Stock issued as a result of the Green Shoe. If B&R fails to cause either issuance reasonably promptly after the Initial Public Offering or Green Shoe, as the case may be, this Agreement shall be null and void and shall have no force or effect.

          (b) Definition of Term. In the event of a Change of Control of MDA and termination of Sidney M. Bresler’s employment agreement with MDA thereafter by MDA without cause or by Sidney M. Bresler for good reason (as defined therein), the definition of Term as defined in Section 5(a) of this Agreement shall, for all purposes hereunder, thereafter be five years following the closing date of the Initial Public Offering. For purposes hereof, Change of Control means (a) the acquisition by an Acquiring Person, together with its Affiliates, of the beneficial ownership (as determined by Rule 13d-3 of the Securities and Exchange Act of 1934, as amended and in effect on the date of the Agreement (the “Exchange Act”)) of fifty percent (50%) or more of the issued and outstanding shares of Common Stock of MDA or (b) the acquisition by an individual, firm, corporation, partnership or other entity, together with its Affiliates, other than a Subsidiary, of all or substantially all of the assets of MDA. For purposes hereof, an Acquiring Person means any individual, firm, corporation, partnership or other entity, other than (i) MDA, (ii) any Subsidiary of MDA or (iii) any employee benefit plan of MDA or of any Subsidiary of MDA, or any individual, firm, corporation, partnership or other entity organized, appointed or established by MDA for or pursuant to the terms of any such plan.

     11. Miscellaneous

          (a) Restrictions on Sale. B&R shall not sell, transfer or assign or otherwise convey any of the Retained Target Properties or any portion thereof except in compliance with the terms and conditions set forth in this Agreement. Any sale, transfer or assignment or other conveyance of any Retained Target Property not in compliance with the terms and provisions of this Agreement shall be null and void and of no force or effect.

          (b) Access to Properties. During the Term, B&R shall provide MDA with access to each of the Retained Target Properties and related books and records during normal business hours and upon reasonable advance notice so that MDA may inspect such properties and associated tenants and leases in MDA’s reasonable discretion. MDA shall use commercially reasonable efforts not to disrupt operations at the applicable properties or of the tenants at such properties. In particular, MDA shall not disrupt, in any material respect, any tenant’s right to quiet enjoyment of any leased premises in connection with its inspection of the applicable properties.

          (c) Time. Time is of the essence for all purposes hereof.

          (d) Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all of the parties hereto.

          (e) Waiver. The parties may waive compliance with any of the covenants, agreements or conditions contained herein; provided that unless otherwise expressly set forth herein, any agreement on the part of any party to any such waiver shall be valid only if set forth on an instrument in writing signed on behalf of such party and any waiver shall only act with respect to the specific matter waived and shall not be deemed a continuing waiver.

          (f) Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein and therein.

          (g) Expenses. Each of the parties hereto shall pay their own fees and expenses incident to the negotiation, preparation and performance of this Agreement.

          (h) Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to the conflicts of law rules thereof.

          (i) Assignment. This Agreement and each party’s respective rights and obligations hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party hereto and any such attempt shall be null and void; provided, however, either party may assign their rights and obligations hereunder to any person or entity that purchases all or substantially of such party’s assets by giving the other party hereto written notice thereof at least five business days prior to the date of such assignment.

          (j) Binding Effect. This Agreement shall be binding upon each of the parties hereto as well as their successors and permitted assigns.

          (k) Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via facsimile, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section:

If to:	Midlantic Office Trust, Inc. Attn: Sidney M. Bresler 11140 Rockville Pike, Suite 620 Rockville, Maryland 20852 Facsimile: to be determined

In each case, with a copy to:	Hunton & Williams LLP Attn: Ronald J. Lieberman Bank of America Plaza 600 Peachtree Street, N.E., Suite 4100 Atlanta, GA 30308 Facsimile: (404) 888-4190

If to:	Bresler & Reiner, Inc. Attn: Darryl M. Edelstein 11140 Rockville Pike, Suite 620 Rockville, Maryland 20852 Facsimile: (301) 945-4301

In each case, with a copy to:	Shaiman Drucker Beckman Sobel & Stutman, LLP Attn: S. Laurence Shaiman 1845 Walnut Street, 15th Floor Philadelphia, PA 19103 Facsimile: (215) 972-0048

If to:	Charles S. Bresler c/o Bresler & Reiner, Inc. 11140 Rockville Pike, Suite 620 Rockville, Maryland 20852 Facsimile: (301) 945-4301

In each case, with a copy to:	Shaiman Drucker Beckman Sobel & Stutman, LLP Attn: S. Laurence Shaiman 1845 Walnut Street, 15th Floor Philadelphia, PA 19103 Facsimile: (215) 972-0048

          (l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

          (m) Headings. The Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          (n) Specific Performance. In the event of a breach or threatened breach by B&R or Charles S. Bresler of the provisions of this Agreement, MDA shall be entitled to temporary and permanent injunctive relief without the posting of any bond or other security, and any other legal and equitable relief to which they may be entitled (including monetary damages which MDA may incur as a result of such breach or threatened breach). MDA may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of any one remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

          (o) Interpretation. Each party hereto has been represented by counsel and has had an opportunity to negotiate the provisions hereof. Therefore, this Agreement shall not be read in a light more favorable to one party than another by reason of the drafting of this Agreement or otherwise.

          (p) Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby and the provision that is held invalid shall be re-construed to give such provision the maximum effect as permitted under applicable law.

          (q) No Reliance. No third party other than successors and permitted assigns of the parties hereto is entitled to rely on any of the agreements contained in this Agreement, and the parties hereto assume no liability to any third party because of any reliance on the agreements contained herein.

[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BRESLER & REINER, INC.

By: /s/ Darryl Edelstein
Name: Darryl Edelstein
Title: Chief Operating Officer and
           Chief Financial Officer

MIDLANTIC OFFICE TRUST, INC.

By: /s/ Sidney M. Bresler
Name: Sidney M. Bresler
Title: Chairman, President and Chief Executive Officer

CHARLES S. BRESLER

By: /s/ Charles S. Bresler